Exhibit 5.5

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto	March 17, 2022

Montréal Calgary Ottawa Vancouver

	TO:	Osisko Gold Royalties Ltd.
1100 avenue des Canadiens-de-Montréal, Suite 300
Montreal, Québec
Canada, H3B 2S2

New York	Dear Ladies and Gentlemen:

Osisko Gold Royalties Ltd

We refer to the short form prospectus (the “Prospectus”) of Osisko Gold Royalties Ltd (the “Corporation”) relating to the offering by the Corporation of equity securities of the Corporation, forming part of the Registration Statement on Form F-10 (the “Registration Statement”) filed by the Corporation with the U.S. Securities and Exchange Commission.

We hereby consent to the reference to our firm name on the cover pages of the Registration Statement and Prospectus and under the headings “Eligibility for Investment”, “Legal Matters” and “Interests of Experts” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP